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                                                                    EXHIBIT 10.2

                                                                  EXECUTION COPY

                              EMPLOYMENT AGREEMENT

      THIS AGREEMENT (this "Agreement") is entered into as of this 4th day of June, 2004 by and between Andre Heroux ("Executive"), MAAX Corporation, a Nova Scotia unlimited company (the "Company") and MAAX Canada Inc., a Canadian corporation ("MAAX Canada," and together with the Company, the "Companies").

      WHEREAS, MAAX Canada desires to obtain the benefit of the experience, supervision and services of Executive in connection with the operation of its business, and MAAX Canada desires to employ Executive upon the terms and conditions hereinafter set forth, and Executive is willing and able to accept such employment on such terms and conditions.

      NOW, THEREFORE, in consideration of the premises and mutual agreements herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Companies and Executive agree as follows:

      1. Agreement to Employ; No Conflicts. Upon the terms and subject to the conditions of this Agreement, MAAX Canada hereby employs Executive, and Executive hereby accepts continued employment with MAAX Canada. Executive represents that (a) he is entering into this Agreement voluntarily and that his employment hereunder and compliance with the terms and conditions hereof will not conflict with or result in the breach by him of any agreement to which he is a party or by which he may be bound, (b) he has not, and in connection with his employment with MAAX Canada will not, violate any non-competition, non-solicitation or other similar covenant or agreement by which he is or may be bound and (c) in connection with his employment with MAAX Canada, he will not use any confidential or proprietary information he may have obtained in connection with employment with any prior employer (other than MAAX Inc. or any of its subsidiaries prior to the Closing).

      2. Employment Duties. During the Term (as defined below), subject to the direction and control of the Board of Directors of the Company (the "Board"), Executive shall serve as President and Chief Executive Officer of MAAX Holdings, Inc. ("Holdings"), MAAX Canada and the Company, shall oversee and direct the operations of Holdings and the Companies and shall perform such other duties as are consistent with the responsibilities of a President and Chief Executive Officer. Executive shall also serve on request during all or any portion of the Term as a director of Holdings, MAAX Canada and/or the Company, and as an officer or director of any of Holdings' subsidiaries or affiliates without any additional compensation therefor other than as specified in this Agreement. During the Term, Executive shall devote all of his business time, energy, experience and talents to such employment, shall devote his best efforts to advance the interests of the Companies and shall not engage in any other business activities, as an employee, director, consultant or in any other capacity, whether or not he receives any compensation therefor, without the prior written consent of the Board; provided, however, that Executive shall be permitted to serve as a director of one other company, with the prior written


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consent of the Board (which shall not be unreasonably withheld), provided that such directorship does not interfere in any way with the performance of Executive's duties hereunder.

      3. Indefinite Employment. The Executive's employment hereunder shall commence on the date of this Agreement and continue indefinitely; unless terminated as provided in Section 6 hereof (the "Term").

      4. Place of Employment. Executive's principal place of employment shall be Sainte-Marie, Quebec; provided however, that no later than September 2004, Executive's principal place of employment shall be Montreal, Quebec. In the event that the principal place of employment of Executive is relocated after September 2004 to a site that is outside of Montreal, Quebec, MAAX Canada may, subject to Section 6.6(c) hereof, require Executive to relocate Executive's principal residence to within 50 miles of such site. Notwithstanding the foregoing, Executive acknowledges that the duties to be performed by Executive hereunder are such that Executive may be required to travel.

      5. Compensation; Reimbursement. During the Term, MAAX Canada shall pay or provide to Executive, in full satisfaction for his services provided hereunder, the following:

      5.1. Base Salary. During the Term, MAAX Canada shall pay Executive a base salary of C$500,000 per year ("Base Salary"), payable in accordance with the payroll policies of MAAX Canada for senior executives as from time to time in effect, less such amounts as may be required to be withheld by applicable federal, provincial and local law and regulations (the "Payroll Policies"). The Board will review Executive's salary annually during the Term.

      5.2. Cash Bonus. For each fiscal year of MAAX Canada during the Term, Executive will be eligible to receive from MAAX Canada a cash bonus of up to 100% of his Base Salary (the "Maximum Bonus Amount"), if the Company achieves (as determined jointly by Executive and the Board (or Compensation Committee, if any)) the EBITDA (as defined below), Working Capital (as defined below) and/or strategic objective targets for such year, all as set forth in the Company's annual management budget, as approved by the Board. In each year during the Term, Executive will be entitled to (i) 40% of the Maximum Bonus Amount if the Company achieves the EBITDA target for such year (the "Annual EBITDA Target"), and will be entitled to a pro rata portion thereof if the Company achieves at least 95% of the EBITDA achieved in the prior year, calculated based on a linear extrapolation between 95% of EBITDA achieved in the prior year and the applicable year's Annual EBITDA Target (e.g., if the actual EBITDA for the applicable year is US$105 million, 95% of prior year EBITDA is US$95 million and the Annual EBITDA Target for the applicable year is US$115 million, Executive will be entitled to receive a bonus equal to 20% of the Maximum Bonus Amount [(US$105 million-US$95 million)/(US$115 million-US$95 million) x 40% = 20%],
(ii) 40% of the Maximum Bonus Amount if the Company achieves the Working Capital (as defined below) target (the "Annual Working Capital Target") for such year, as set forth in the Company's annual management budget, and (iii) 20% of the Maximum Bonus Amount if the Company achieves certain other strategic objectives (e.g., lean initiatives, new customers, personnel matters, acquisition initiatives, etc.), as determined jointly by Executive and the Board (or Compensation Committee, if any) for each fiscal year during the Term, prior to the beginning of such fiscal year. In the event the Company makes an acquisition or disposition of a company or line of business or other substantial change (including a substantial increase or decrease in capital expenditures) to the business of the Company, the Annual EBITDA Target, Annual Working Capital Target and other strategic objectives may be adjusted by the Board, in good faith, to adjust for such acquisition, disposition or other change. For the purpose hereof,

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"EBITDA" shall mean, in any fiscal year, EBITDA, as defined in the Stockholders
Agreement, dated as of June 4, 2004, by and among Holdings and the stockholders set forth therein. For the purpose hereof, "Working Capital" shall mean, in any fiscal year, accounts receivable of the Company and its subsidiaries, plus inventory of the Company and its subsidiaries, minus accounts payable of the Company and its subsidiaries, all as calculated in accordance with generally accepted accounting principles consistently applied, as reflected in the Company's audited consolidated financial statements for such fiscal year. Notwithstanding the foregoing, for fiscal year 2005, Executive shall be entitled to a pro rata portion of his bonus for the period from June 1, 2004 through February 28, 2005, based on EBITDA, Working Capital and/or strategic objective targets to be agreed upon by Executive and the Board. The calculation of EBITDA, Working Capital and strategic objective targets for any fiscal year will be adjusted such that items originally denominated in Canadian dollars will be translated into U.S. dollars at the exchange rate used in the preparation of the Company's annual management budget. Management shall provide to the Board financial statements for the subsidiaries of the Companies that report their results in Canadian dollars which correspond to the audited financial statements for the applicable fiscal year. Such financial statements shall be accompanied by an analysis prepared by management that reconciles the difference, if any, between the calculation of EBITDA, Working Capital and strategic objective targets, to the extent set forth therein, based on the exchange rate used in the preparation of the Company's annual management budget and the calculations thereof based on the exchange rate used for the audited financial statements for the applicable fiscal year.

      5.3. Expenses. MAAX Canada shall pay or reimburse Executive for business expenses reasonably incurred by him in the performance of his duties as an employee of MAAX Canada in accordance with MAAX Canada's usual policies upon receipt from Executive of written substantiation of such expenses.

      5.4. Benefits. During the Term, Executive shall be entitled to participate in all health, life, disability, sick leave and other benefits generally made available to MAAX Canada's senior executives from time to time.

      5.5. Retirement Plan. MAAX Canada will contribute to Executive's Registered Retirement Savings Plan as follows: (i) C$15,500 for calendar year 2004, (ii) C$16,500 for calendar year 2005, (iii) C$18,000 for calendar year 2006 and (iv) C$18,000 for each calendar year thereafter, such amounts to be paid by the Company with respect to each such year not later than February of the immediately following year, provided that Executive continues to be employed by MAAX Canada or any of its subsidiaries. Such contributions shall be in lieu of participation in the Company's or its subsidiaries' 401(k) plan or similar benefit plan.

      5.6. Automobile. MAAX Canada will provide Executive with a vehicle of a similar category to the vehicle provided to Executive by MAAX Inc. as of March 10, 2004 and will assume the related expenses on the same terms as provided on such date.

      5.7. Vacation. Executive shall be entitled to four (4) weeks of paid vacation per year during the Term without carryover accumulation.

      5.8. Club Membership. Executive will be entitled to an executive club membership in a club of his choosing, provided that MAAX Canada will not be obligated to pay membership and other fees in connection therewith in excess of C$6,000 annually.

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      5.9.  Stock Options. In addition to the compensation payable to Executive as set forth in this Section 5, Executive shall receive grants of stock options on the date hereof.

      6. Termination. Executive's employment hereunder may be terminated as follows:

      6.1. Upon Disability. If during the Term, Executive shall become physically or mentally disabled, whether totally or partially, either permanently or so that Executive, in the good faith judgment of the Board, is unable substantially and competently to perform his duties hereunder for a period of 180 consecutive days or for 180 days during any one year period during the Term (a "Disability"), MAAX Canada or the Company may terminate Executive's employment hereunder. In order to assist the Board in making that determination, Executive shall, as reasonably requested by the Board, (a) make himself available for medical examinations by one or more physicians chosen by the Board and (b) grant any such physicians access to all relevant medical information concerning him or arrange to furnish copies of all relevant medical records to such physicians chosen by the Board. If Executive's employment is terminated for Disability, Executive shall be entitled to (i) the Severance Amount (as defined below), (ii) salary payments for services already rendered, (iii) expenses incurred through the date of termination and (iv) a pro rata portion of Executive's bonus in respect of the portion of the fiscal year which has elapsed at the time of termination; provided that such bonus shall be based upon the actual bonus that Executive would have received had Executive remained employed by MAAX Canada or a subsidiary thereof for the full fiscal year, and shall not be payable until calculated by the Company after the end of such fiscal year. It is acknowledged and agreed by the parties that the actual damages to Executive in the event of termination under this Section 6.1 would be difficult if not impossible to ascertain, and, therefore, the Severance Amount and the other payment provisions set forth hereinabove shall be Executive's sole and exclusive remedy in the case of termination under this Section 6.1 and shall, as liquidated damages or severance pay or both, be considered for all purposes in lieu of any other rights or remedies, at law or in equity, which Executive may have in the case of such termination. "Severance Amount" shall mean (A) an amount equal to Executive's Base Salary for 18 months, plus an amount equal to
1.5 times the Maximum Bonus Amount for the year in which termination occurs, which Severance Amount will be payable in equal installments over 18 months in accordance with the Payroll Policies and (B) benefits (other than short-term and long-term disability coverage), to the maximum extent permissible under the benefit plans generally made available to MAAX Canada's senior executives from time to time, for 18 months following the date of termination.

      6.2. Upon Death. If Executive dies during the Term, Executive's employment hereunder shall automatically terminate as of the close of business on the date of his death, and all of Executive's rights to payments and any other benefits otherwise due hereunder shall cease immediately, provided, however, that Executive's estate shall be entitled to (i) salary payments for services already rendered, (ii) expenses incurred through the date of termination and (iii) a pro rata portion of Executive's bonus in respect of the portion of the fiscal year which has elapsed at the time of termination; provided that such bonus shall be based upon the actual bonus that Executive would have received had Executive remained employed by MAAX Canada or a subsidiary thereof for the full fiscal year, and shall not be payable until calculated by the Company after the end of such fiscal year.

      6.3. For Cause. MAAX Canada or the Company may terminate Executive's employment hereunder at any time, effective immediately upon written notice to Executive and a reasonable opportunity to cure (except in the case of matters which the Board determines in good faith are not able to be cured), for Cause (as defined below) and all of Executive's rights to

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payments (other than salary payments for services already rendered and expenses incurred through the date of such termination) and any other benefits otherwise due hereunder shall cease immediately. MAAX Canada shall have "Cause" for termination of Executive if any of the following has occurred, and has not been cured (if capable of cure) within 30 days after receipt of notice thereof from MAAX Canada:

            (1) Executive's dishonesty, theft or fraud in connection with the performance of his duties;

            (2) Executive's continued failure to perform substantially his duties (other than as a result of a disability);

            (3) Executive's conviction of, or entering a plea of guilty or nolo contendere to, a crime that constitutes a felony or a misdemeanor involving moral turpitude;

            (4) any willful act or omission on Executive's part which is materially injurious to the financial condition or business reputation of Holdings or any of its subsidiaries;

            (5) Executive's breach of any material covenant or provision contained in this Agreement;

            (6) Holdings, the Company or MAAX Canada, after reasonable investigation, finds that Executive has violated material written policies and procedures of Holdings or any of its subsidiaries, including, but not limited to, policies and procedures pertaining to harassment or discrimination;

            (7) a failure or refusal by Executive to comply with a written directive from the Board pertaining to a material business matter (unless such directive represents an illegal act);

            (8)   a confirmed positive illegal drug test result for Executive;
or

            (9) the discovery of outstanding indebtedness for borrowed money incurred during the Term by Holdings or any of its subsidiaries in favor of Executive which was not approved by the Board prior to such incurrence.

      6.4. Without Cause. MAAX Canada or the Company may terminate Executive's employment hereunder without Cause at any time upon written notice to Executive, and if Executive's employment is terminated by MAAX Canada without Cause, Executive shall be entitled to receive (i) the Severance Amount, (ii) salary payments for services already rendered, (iii) expenses incurred through the date of such notice and (iv) a pro rata portion of Executive's bonus in respect of the portion of the fiscal year which has elapsed at the time of termination; provided that such bonus shall be based upon the actual bonus that Executive would have received had Executive remained employed by MAAX Canada or a subsidiary thereof for the full fiscal year, and shall not be payable until calculated by the Company after the end of such fiscal year. It is acknowledged and agreed by the parties that the actual damages to Executive in the event of termination under this Section 6.4 would be difficult if not impossible to ascertain, and, therefore, the Severance Amount and other payment provisions set forth hereinabove shall be Executive's sole and exclusive remedy in the case of termination under this Section 6.4 and shall, as liquidated damages or severance pay or both, be considered for all purposes in lieu of any

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other rights or remedies, at law or in equity, which Executive may have in the case of such termination.

      6.5. Resignation Without Good Reason. Executive shall have the right at any time to terminate his employment hereunder upon 30 days' written notice to MAAX Canada, and upon such termination, all of Executive's rights to payments and any other benefits otherwise due hereunder shall cease immediately, provided, however, that Executive shall be entitled to receive (i) salary payments for services already rendered, (ii) expenses incurred through the date of such resignation and (iii) a pro rata portion of Executive's bonus in respect of the portion of the fiscal year which has elapsed at the time of termination; provided that such bonus shall be based upon the actual bonus that Executive would have received had Executive remained employed by MAAX Canada or a subsidiary thereof for the full fiscal year, and shall not be payable until calculated by the Company after the end of the fiscal year during which termination occurs.

      6.6. Resignation For Good Reason. Executive shall have the right to terminate his employment hereunder at any time, effective upon two weeks' written notice to MAAX Canada, for Good Reason (as defined below), and if Executive terminates his employment for Good Reason, Executive shall be entitled to receive (i) the Severance Amount, (ii) salary payments for services already rendered, (iii) expenses incurred through the date of such resignation and (iv) a pro rata portion of Executive's bonus in respect of the portion of the fiscal year which has elapsed at the time of termination; provided that such bonus shall be based upon the actual bonus that Executive would have received had Executive remained employed by MAAX Canada or a subsidiary thereof for the full fiscal year, and shall not be payable until calculated by the Company after the end of such fiscal year. It is acknowledged and agreed by the parties that the actual damages to Executive in the event of termination under this Section 6.6 would be difficult if not impossible to ascertain, and, therefore, the Severance Amount and other payment provisions set forth hereinabove shall be Executive's sole and exclusive remedy in the case of termination under this Section 6.6 and shall, as liquidated damages or severance pay or both, be considered for all purposes in lieu of any other rights or remedies, at law or in equity, which Executive may have in the case of such termination. Executive shall have "Good Reason" for termination of his employment hereunder if, other than for Cause, any of the following has occurred:

            (1) his Base Salary has been reduced, other than in connection with an across the board reduction of executive compensation imposed by the Board on all senior executives in response to negative financial results or other adverse circumstances affecting the Company or its subsidiaries;

            (2) Holdings, the Company or MAAX Canada has substantially reduced or reassigned the duties of Executive hereunder as President and Chief Executive Officer and such action has not been rescinded within 20 business days after Executive notifies the Board that he objects thereto; or

            (3) the movement by the Company or MAAX Canada, without Executive's consent, of Executive's principal place of employment to a site outside of Sainte-Marie or Montreal, Quebec prior to September 2004 or outside of Montreal, Quebec after September 2004.

      6.7.  Release.

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            (1)   Notwithstanding the foregoing, in order to be eligible for any of the payments under Section 6.1, 6.4, 6.5 or 6.6, Executive must (i) execute and deliver to Holdings and the Companies a general release, in a form reasonably satisfactory to the Board, and (ii) as determined by the Board, be and remain in compliance in all material respects with his obligations under this Agreement, including, but not limited to, those obligations set forth in Sections 7, 8 and 9. In the event the Board determines, with notice to Executive, that Executive has materially breached his obligations hereunder, including those obligations set forth in Sections 7.1, 7.2, 7.4, 7.5, 8 and 9, any and all payments or benefits provided for in Sections 6.1, 6.4, 6.5 or 6.6 shall cease immediately.

            (2) In the event that, after the end of his employment, the Executive engages in any activity described in Section 7.3, THE EXECUTIVE SHALL CEASE TO BE ENTITLED TO RECEIVE ANY ADDITIONAL SEVERANCE AMOUNTS AS OF SUCH TIME THAT THE EXECUTIVE ENGAGES IN ANY SUCH ACTIVITY, AND ALL OBLIGATIONS OF THE COMPANIES HEREUNDER, INCLUDING ANY AND ALL SEVERANCE PAYMENTS, SHALL CEASE IMMEDIATELY.

      7. Protection of Confidential Information; Non-Competition; Non-Solicitation; Non- Disparagement.

      7.1. Acknowledgment. Executive agrees and acknowledges that in the course of rendering services to the Company and its subsidiaries and their clients and customers he has acquired and will acquire access to and become acquainted with confidential information about the professional, business and financial affairs of the Company, its subsidiaries and affiliates that is non-public, confidential or proprietary in nature. Executive acknowledges that the Company and its subsidiaries are engaged in a highly competitive business and the success of the Company and its subsidiaries in the marketplace depends upon its good will and reputation for quality and dependability. Executive agrees and acknowledges that reasonable limits on his ability to engage in activities competitive with the Company and its subsidiaries are warranted to protect its substantial investment in developing and maintaining its status in the marketplace, reputation and goodwill. Executive recognizes that in order to guard the legitimate interests of the Company, it is necessary for it to protect all of its and its subsidiaries' confidential information. The existence of any claim or cause of action by Executive against the Company or its subsidiaries shall not constitute and shall not be asserted as a defense to the enforcement by the Company or MAAX Canada of this Agreement. Executive further agrees that his obligations under this Section 7 shall be absolute and unconditional.

      7.2. Confidential Information. During and at all times after the Term, Executive shall keep secret all non-public information, matters and materials of the Company (including its subsidiaries and affiliates), including, but not limited to, know-how, trade secrets, mail order and customer lists, pricing policies, operational methods, any information relating to the Company's (including its subsidiaries' and affiliates') products or product development, processes, product specifications and formulations, artwork, designs, graphics, services, budgets, business and financial plans, marketing and sales plans and techniques, employee lists and other business, financial, commercial and technical information of the Company (including its subsidiaries and affiliates) (collectively, the "Confidential Information"), to which he has had or may have access and shall not use or disclose such Confidential Information to any person other than (a) the Company, its authorized employees and such other persons to whom Executive has been instructed to make disclosure by the Board, in each case only to the extent required in the course

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of Executive's service to the Company or its subsidiaries or as otherwise expressly required in connection with court process, (b) as may be required by law and then only after consultation with the full Board to the extent possible or (c) to Executive's personal advisors for purposes of enforcing or interpreting this Agreement, or to a court for the purpose of enforcing or interpreting this Agreement, and who in each case have been informed as to the confidential nature of such Confidential Information and, as to advisors, their obligation to keep such Confidential Information confidential. "Confidential Information" shall not include any information which is in the public domain during the period of service of Executive, provided such information is not in the public domain as a consequence of disclosure by Executive in violation of this Agreement or by any other party in violation of a confidentiality or non-disclosure agreement with the Company or its subsidiaries. Upon termination of his employment for any reason, Executive shall deliver to the Company all documents, data, papers and records of any nature and in any medium (including, but not limited to, electronic media) in his possession or subject to his control that (i) belong to the Company, its subsidiaries or affiliates or (ii) contain or reflect any information concerning the Company, its subsidiaries and affiliates.

      7.3. Non-Competition. During the Term and for a period of 18 months thereafter (the "Restrictive Period"), Executive shall not, in any capacity, whether for his own account or on behalf of any other person or organization, directly or indirectly, with or without compensation, (a) own, operate, manage, or control, (b) serve as an officer, director, partner, member, employee, agent, consultant, advisor or developer or in any similar capacity to or (c) have any financial interest in, or aid or assist anyone else in the conduct of, any person or enterprise that competes with the Company or any of its subsidiaries in any activity in which the Company or any of its subsidiaries is engaged at the time of termination, or to Executive's knowledge, has definitive PLANS TO BE ENGAGED IN THE FUTURE, INCLUDING BUT NOT LIMITED TO, THE PRODUCTION, DISTRIBUTION, MARKETING AND SALE (INCLUDING, WITHOUT LIMITATION, SALES THROUGH WHOLESALERS, SHOWROOMS, SPECIALTY RETAILERS, DEALERS AND HOME CENTERS) OF BATHROOM PRODUCTS, KITCHEN CABINETRY, SPAS AND RELATED ITEMS IN THE UNITED STATES OR CANADA OR WHICH COMPETES WITH ANY PRODUCT LINE OF, OR SERVICE OFFERED BY, THE COMPANY (INCLUDING ANY SUBSIDIARY OR AFFILIATE OF THE COMPANY) (A "COMPETITOR"). Nothing in this Section 7.3 shall prohibit Executive from acquiring or holding not more than five percent of any class of publicly-traded securities.

      7.4. Non-Solicitation. During the Term and during the Restrictive Period, Executive shall not, in any capacity, whether for his own account or on behalf of any other person or organization, directly or indirectly, with or without compensation, (a) solicit, divert or encourage any officers, directors, employees, agents, consultants or representatives of the Company (including its subsidiaries and affiliates), to terminate his, her or its relationship with the Company (including its subsidiaries and affiliates), (b) solicit, divert or encourage any officers, directors, employees, agents, consultants or representatives of the Company (including its subsidiaries and affiliates) to become officers, directors, employees, agents, consultants or representatives of another business, enterprise or entity, (c) solicit, divert or appropriate any customers, clients, vendors, distributors or business partners of the Company (including its subsidiaries and affiliates), or (d) influence or attempt to influence any of the customers, clients, vendors, distributors or business partners of the Company (including its subsidiaries and affiliates) to transfer his, her or its business or patronage from the Company (including its subsidiaries and affiliates) to any Competitor of the Company (including its subsidiaries and affiliates).

      7.5. Non-Disparagement. During the Term and during the Restrictive Period, except as required by law, Executive shall not directly or indirectly
(i) engage in any conduct or make any

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statement, whether in commercial or non-commercial speech, disparaging or criticizing in any way the Company, any subsidiary of the Company, J.W. Childs, Borealis, OMERS or any affiliate of any of the foregoing entities, or any products or services offered by any of these entities, or (ii) engage in any other conduct or make any other statement, in each case, which could be reasonably expected to (a) impair the goodwill or reputation of the foregoing entities or (b) the reputation of any of the foregoing entity's products or services or the marketing of any of the foregoing entity's products or services, except to the extent required by law and then only after consultation with J.W. Childs to the extent possible, or in connection with any dispute between Executive and any of the foregoing entities. During the Term and during the Restrictive Period, except as required by law, the Company, its subsidiaries, J.W. Childs, Borealis, OMERS and their respective affiliates shall not directly or indirectly (i) engage in any conduct or make any statement, whether in commercial or non-commercial speech, disparaging or criticizing in any way Executive or (ii) engage in any other conduct or make any other statement, in each case, which could be reasonably expected to impair the goodwill or reputation of Executive.

      7.6. Remedies for Breach. The Company and Executive agree that the restrictive covenants contained in this Agreement are severable and separate, and the unenforceability of any specific covenant herein shall not affect the validity of any other covenant set forth herein. Executive acknowledges that the Company will suffer irreparable harm as a result of a breach of such restrictive covenants by Executive for which an adequate monetary remedy does not exist and a remedy at law may prove to be inadequate. Accordingly, in the event of any actual or threatened breach by Executive of any provision of this Agreement, the Company shall, in addition to any other remedies permitted by law, be entitled to obtain remedies in equity, including, but not limited to, specific performance, injunctive relief, a temporary restraining order, and/or a preliminary and/or permanent injunction in any court of competent jurisdiction, to prevent or otherwise restrain a breach of this Section 7 without the necessity of proving damages, posting a bond or other security, and to recover any and all costs and expenses, including reasonable counsel fees, incurred in enforcing this Agreement against Executive, and Executive hereby consents to the entry of such relief against him and agrees not to contest such entry. Such relief shall be in addition to and not in substitution of any other remedies available to the Company. The existence of any claim or cause of action of Executive against the Company or its subsidiaries, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of said covenants. Executive shall not defend on the basis that there is an adequate remedy at law.

      7.7. Modification. The parties agree and acknowledge that the duration, scope and geographic area of the covenants described in this Section 7 are fair, reasonable and necessary in order to protect the Confidential Information, goodwill and other legitimate interests of the Company and that adequate consideration has been received by Executive for such obligations. Executive further acknowledges that after termination of his employment with MAAX Canada or any subsidiary thereof for any reason, he will be able to earn a livelihood without violating the covenants described in this Section 7 and Executive's ability to earn a livelihood without violating such covenants is a material condition to his employment with MAAX Canada or any subsidiary thereof. If, however, for any reason any court of competent jurisdiction determines that the restrictions in this Section 7 are not reasonable, that consideration is inadequate or that Executive has been prevented unlawfully from earning a livelihood, such restrictions shall be interpreted, modified or rewritten to include the maximum duration, scope and geographic area identified in this
Section 7 as will render such restrictions valid and enforceable.

      8.    Certain Agreements.

      8.1. Customers, Suppliers. Executive does not have, and at any time during the Term shall not have, any employment with or any direct or indirect interest in (as owner, partner, shareholder, employee, director, officer, agent, consultant or otherwise) any customer of or supplier to the Company or its subsidiaries. Nothing in this Section 8.1 shall prohibit Executive from acquiring or holding not more than five percent of any class of publicly traded securities of any business.

      8.2. Certain Activities. During the Term, Executive shall not (a) give or agree to give, any gift or similar benefit of more than nominal value to any customer, supplier, or governmental employee or official or any other person who is or may be in a position to assist or hinder the Company or its subsidiaries in connection with any proposed transaction, which gift or similar benefit, if not given or continued in the future, might adversely affect the business or prospects of the Company or its subsidiaries, (b) use any corporate or other funds for unlawful contributions, payments, gifts or entertainment, (c) make any unlawful expenditures relating to political activity to government officials or others, (d) establish or maintain any unlawful or unrecorded funds in violation of Section 30A of the U.S. Securities Exchange Act of 1934, as amended, and (e) accept or receive any unlawful contributions, payments, gifts, or expenditures.

      9. Intellectual Property. All copyrights, trademarks, trade names, service marks and all ideas, inventions, discoveries, secret processes and methods and improvements, together with any and all patents that may be issued thereon, and all other intangible or intellectual property rights that may be invented, conceived, developed or enhanced by Executive during the Term that relate to the business or operations of the Company or any subsidiary or affiliate thereof or that result from any work performed by Executive for the Company or any such subsidiary or affiliate shall be the sole property of the Company or such subsidiary or affiliate, as the case may be, and Executive hereby waives any right or interest that he may otherwise have in respect thereof. Upon the reasonable request of MAAX Canada, Executive shall execute, acknowledge and deliver any instrument or document reasonably necessary or appropriate to give effect to this Section 9 and, at MAAX Canada's cost, do all other acts and things reasonably necessary to enable the Company or such subsidiary or affiliate, as the case may be, to exploit the same or to obtain patents or similar protection with respect thereto.

      10. Notices. All notices or other communications hereunder shall be in writing and shall be deemed to have been duly given (a) when delivered personally, (b) upon confirmation of receipt when such notice or other communication is sent by facsimile, (c) one day after delivery to an overnight delivery courier, or (d) on the fifth day following the date of deposit in the United States mail if sent first class, postage prepaid, by registered or certified mail. The addresses for such notices shall be as follows:

            (1)   For notices and communications to the Company

                         1010 Sherbrooke Street West
                         Suite 1610
                         Montreal, Quebec
                         Canada H3A 2R7

                         Attention: Chief Financial Officer
                         Fax: (514) 985-4155

                  with a copy to:

                         J.W. Childs Associates, L.P.
                         111 Huntington Avenue
                         Boston, Massachusetts 02199
                         Fax: (617) 753-1101
                         Attn: Steven G. Segal

                         Kaye Scholer LLP
                         425 Park Avenue
                         New York, New York 10022
                         Fax: (212) 836-8689
                         Attn.: Stephen C. Koval, Esq.

                         Fasken Martineau DuMoulin LLP
                         Stock Exchange Tower
                         800, Place Victoria, Suite 3400
                         P.O. Box 242
                         Montreal, Quebec  H4Z 1E9
                         Fax: (514) 397-7600
                         Attn.: Robert Pare, Esq.

            (2) For notices and communications to Executive, to the address or facsimile set forth below his signature hereto. Any party hereto may, by notice to the other, change its address for receipt of notices hereunder.

      11.   General.

      11.1. Governing Law; Waiver of Jury Trial. This Agreement shall be governed by the laws of the Province of Quebec, without regard to any conflicts of law principles thereof that would call for the application of the laws of any other jurisdiction.

      Any action or proceeding seeking to enforce any provision of, or based on any right arising out of, this Agreement may be brought against either of the parties in the courts of the Province of Quebec (and of the appropriate appellate courts) in any such action or proceeding and waives any objection to venue laid therein. Process in any action or proceeding referred to in the preceding sentence may be served on any party anywhere in the world, whether within or without the Province of Quebec.

      Each party hereby waives to the fullest extent permitted by applicable law, any right it may have to a trial by jury with respect to any litigation directly or indirectly arising out of, under or in connection with this Agreement or the transactions contemplated hereby or disputes relating hereto.

      11.2. Amendment: Waiver. This Agreement may be amended, modified, superseded, canceled, renewed or extended, and the terms hereof may be waived, only by a written instrument executed by the parties hereto or, in the case of a waiver, by the party waiving compliance. The failure of either party at any time or times to require performance of any provision hereof shall in no manner affect the right at a later time to enforce the same. No waiver by either party of the breach of any term or covenant contained in this Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any such breach, or a waiver of the breach of any other term or covenant contained in this Agreement.

      11.3. Successors and Assigns. This Agreement shall be binding upon Executive, without regard to the duration of his employment by MAAX Canada or reasons for the cessation of such employment, and inure to the benefit of his administrators, executors, heirs and assigns, although the obligations of Executive are personal and may be performed only by him. The Company and MAAX Canada may assign this Agreement and their rights, together with their obligations, hereunder (a) in connection with any sale, transfer or other disposition of all or substantially all of its assets or business(es), whether by merger, consolidation or otherwise; or (b) in whole or in part, to any wholly owned subsidiary of the Company, provided that the Company and MAAX Canada shall remain liable for their respective obligations hereunder. This Agreement shall also be binding upon and inure to the benefit of the Company, MAAX Canada and their subsidiaries, successors and assigns.

      11.4. Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be considered to have the force and effect of an original.

      11.5. Attorneys' Fees. In the event that any action is brought to enforce any of the provisions of this Agreement, or to obtain money damages for the breach thereof, and such action results in the award of a judgment for money damages or in the granting of any injunction in favor of one of the parties to this Agreement, all expenses, including reasonable attorneys' fees, shall be paid by the non-prevailing party.

      11.6. Severability. If any portion of this Agreement is held invalid or inoperative, the other portions of this Agreement shall be deemed valid and operative and, so far as is reasonable and possible, effect shall be given to the intent manifested by the portion held invalid or inoperative.

      11.7. Entire Agreement. This Agreement supersedes all prior agreements between the parties with respect to its subject matter (including without limitation any employment arrangements between Executive and MAAX Inc. or any of its subsidiaries and that certain letter agreement dated as of March 10, 2004 among J.W. Childs Equity Funding III, Inc., Borealis, OMERS and Executive) and is intended (with the documents referred to herein) as a complete and exclusive statement of the terms of the agreement between the parties with respect thereto.

            IN WITNESS WHEREOF, the parties have executed this Employment Agreement as of the date first above written.

                         THE COMPANY:

                         MAAX Corporation

                         By: /s/ James C. Rhee
                             ------------------------------------
                             Name: James C. Rhee
                             Title: Secretary

                         MAAX CANADA:

                         MAAX Canada Inc.

                         By: /s/ Denis Aubin
                             ------------------------------------
                             Name: Denis Aubin
                             Title: Vice President and Secretary

                         EXECUTIVE:

                         /s/ Andre Heroux
                         ------------------------------------
                         Andre Heroux

                         Address and Facsimile:

                         -------------------------
                         -------------------------
                         -------------------------

                      [Employment Agreement Signature Page]